June 16, 2014

Dear Shareholder,

We have previously sent to you proxy materials for the 2014 Annual General Meeting of Shareholders of Liberty Global plc to be held on Thursday, June 26, 2014. The board of directors recommends that shareholders vote FOR each of the resolutions, except resolution 7 where your board of directors recommends that shareholders vote FOR the frequency of every THREE years.

Your vote is important, no matter how many shares you own. Please take the time to vote your shares TODAY--by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Sincerely,

John C. Malone Chairman of the Board	Michael T. Fries Chief Executive Officer and President

YOUR VOTE IS IMPORTANT!

Remember, you can vote your shares by telephone or via the Internet.
Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED
+1-877-825-8906 (toll-free within the U.S. and Canada)
+1-412-232-3651 (from other countries)